RETIREMENT TRANSITION AGREEMENT

This Retirement Transition Agreement ("Agreement") is made and entered into this 23rd day of November, 2004 by and between Stephen P. Carter, Executive Vice President, CFO and Treasurer (hereinafter "Executive, Employee or Mr. Carter") and Woodward Governor Company, including its affiliated companies, shareholders, directors, officers, employees and agents (hereinafter "Company") pursuant to the following terms and conditions:

After more than eighteen (18) years of dedicated service, Mr. Carter has decided to retire and will be announcing his intentions to retire from the Company. However, it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive to perform his current duties and to assure the smooth transition of his position to his successor; therefore, the Company and Mr. Carter agree that his retirement shall not become effective until October 14, 2006, as more specifically set forth below.

NOW, THEREFORE, in consideration of the covenants and promises contained herein the Company and Employee agree as follows:

1.         Definitions:   For purposes of this Agreement, the following terms shall have the meanings set forth in this paragraph:

a)   The "last day of active employment" shall be the date upon which Mr. Carter ceases serving as the Executive Vice-President, CFO and Treasurer of Company or his successor is appointed or until such time as the Company determines that the transition of responsibilities has been accomplished. Said date shall be July 15,2005 unless expedited to an earlier date in the Company's sole discretion or, alternatively, unless extended beyond July 15, 2005 by mutual agreement of the Company and Mr. Carter. In no event shall the "last day of active employment" be a date later than October 14, 2006.

b)   "Consulting Period" shall be the period immediately following the last date of active employment through October 14, 2006.

c)   "Retirement Date" shall be October 14, 2006.

2.         Mr. Carter wishes to announce in November 2004 his retirement from the Company. The Company respects his wishes and will coordinate the announcement. Mr. Carter shall continue to devote substantially his entire time during reasonable business hours (reasonable sick leave and vacation excepted) and reasonable best efforts to fulfill faithfully and responsibly his duties as Executive Vice President, CFO and Treasurer until his last day of active employment not to exceed October 14, 2006.

3.         Mr. Carter shall continue to receive his regular pay in the amount of $9740.00 bi-weekly, less all Federal and State tax deductions and required withholdings, and shall continue to participate in all member benefit programs to which he is entitled based on his active member status, including, but not limited to long-term and management incentive bonus plans; retirement plan contributions; Executive Benefit Plan (non-qualified deferred compensation plan); health and life insurance; and vacation accrual through his last day of active employment or July 15, 2005, whichever is the later.

4.         Immediately following Mr. Carter's last day of active employment, as provided in Paragraph l(a) above, Mr. Carter shall continue on with the Company as an inactive member providing consultation services on an "as needed" basis, as specifically requested by the Company Chairman, John A. Halbrook. Mr. Carter's consulting obligations shall not limit his right to seek and/or secure other employment opportunities including, but not limited to self employment during the Consulting Period.

5.         After July 15, 2005 or the last day of active employment with the Company, whichever is the later, as provided in Paragraph l(a) above and for the balance of the Consulting Period, as defined in Paragraph 1(b) above, Mr. Carter shall continue to receive his regular pay in the amount of $9740.00 bi-weekly, less all Federal and State tax deductions and required withholdings, and shall be eligible to continue to participate in all group health and life plans at his personal expense, paying the active member premium rate, which rate is subject to periodic adjustments. His participation in all other member benefit programs to which he was entitled based on his active member status, including, but not limited to long-term and management incentive bonus plans; retirement plan contributions; Executive Benefit Plan (non-qualified deferred compensation plan) and vacation accrual shall cease effective close of business on his last day of active employment or July 15, 2005, whichever is the later.

6.         The effective date of Mr. Carter's retirement will be October 14, 2006. Upon his retirement, Mr. Carter will be entitled to all member benefits associated with standard early retirement status.

7.         The Company will authorize and reimburse Mr. Carter for financial and tax planning and preparation services incurred for preparation of his federal and state income tax returns through tax year 2006.

8.         Pursuant to the "WOODWARD GOVERNOR COMPANY, 2002 STOCK OPTION PLAN, PLAN SUMMARY" dated January 1, 2002; the "COMPENSATION COMMITTEE GUIDELINES, UNDER THE 2002 STOCK OPTION PLAN,EFFECTIVE JANUARY 1, 2002"; and Mr. Carter's "Non-Qualified Stock Option Agreement(s)" ("The Plans"), Mr. Carter will be able to exercise his stock options in accordance with these plans.

9.         Excepting only required public disclosures, Mr. Carter acknowledges that the other terms and conditions of this Agreement are confidential; therefore, he agrees that he will not divulge, disclose or make available in any manner, or to any person or entity, other than his legal agents and his spouse, the terms and conditions of this Agreement.

10.       In consideration for the payment and undertakings described above, Mr. Carter, his representatives, successors and assigns ("Releasor") does hereby completely release, covenant not to sue and forever discharge the Company, its parent, affiliated and subsidiary corporations, and its shareholders, officers, directors, employees, agents, attorneys and all other representatives, successors and assigns ("Releasees") from all claims, rights, demands, actions, obligations, and causes of actions of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against Releasees arising from or in any way connected with the employment relationship between the parties, any actions during the relationship or the termination thereof. This Release includes, but is not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621, et seq.; the Older Worker's Benefit Protection Act of 1990, 29 U.S.C. §626 ("OWBPA"); Executive Order 11246 (E.O. 11246); the Company's published grievance procedure and employee guidebook; and any other laws and regulations relating to employment as well as any rights or claims that Employee or his attorney may have for costs, expenses and attorney's fees.

11.        If applicable, with respect to the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. §§ 621 et. seq., the Employee is advised as follows:

a.         In exchange for the consideration in Paragraphs 4, 5, 6, 7 and 13 above to which the Employee would not otherwise be entitled, the Employee specifically waives all rights and claims under the Age Discrimination in Employment Act.

b.         This Agreement shall not apply to any age discrimination claim based on acts or occurrences happening after the date of this Agreement.

c.         The Employee is advised to consult an attorney before signing this Agreement.

d.         The Employee has twenty-one (21) days to consider this Agreement unless waived. After signing this Agreement the Employee has seven (7) days to revoke the Agreement. The Agreement shall not become effective or enforceable until the revocation period has expired.

12.             In consideration for the undertakings described herein, the Company hereby releases Mr. Carter from any claims and liabilities arising from or in any way connected with the employment relationship between the parties and/or Mr. Carter's performance of the duties of his position(s) with the Company up to and including the periods through his last day of active employment and/or covered by the Consulting Period. The Company further agrees that it shall indemnify and hold Mr. Carter harmless from any and all claims arising from the performance of his job duties on behalf of the Company, including, but not limited to, any and all claims against him by the Company, its officers and/or shareholders or by third parties, and that the Company shall assure that Mr. Carter remains subject to coverage under the Company's insurance policies applicable to such claims following his last day of active employment, during the Consulting Period and/or up to his retirement date. The above notwithstanding, the scope of this release and indemnification obligation shall not be applicable to claims involving Mr. Carter's commission  of an act materially and demonstrably detrimental to the financial condition and/or good will of the Company or any of its subsidiaries, which act constitutes gross negligence, willful misconduct, including, but not limited to, violations of company policy or procedure, illegal acts, or acts that are otherwise not subject to release and/or indemnification under applicable law by Mr. Carter in the performance of his material duties to the Company or any of its subsidiaries, or Mr. Carter's commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or personal enrichment at the expense of the Company or any of its subsidiaries, or Mr. Carter's conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability. No act or failure to act will be considered "willful" or "gross negligence" unless it is done, or omitted to be done, by Mr. Carter in bad faith or without reasonable belief that his action or omission was in the best interest of the Company.

13.       The Company shall reimburse Mr. Carter for reasonable attorney fees he incurs in connection with the review of this Agreement.

14.       It is expressly agreed that the claims released pursuant to Paragraphs 10 and 11 hereof, include all claims against individual employees of the Company arising out of the Employee's relationship with the Company, whether or not such employees were acting within the course and scope of their employment.

15.       Mr. Carter and the Company specifically recognize the existence of the Transitional Compensation Agreement dated November 20, 2002. Pursuant to Paragraphs 4 and 21 of the Transitional Compensation Agreement, Mr. Carter and the Company acknowledge and agree that upon the last day of Mr. Carter's active employment the provisions of Paragraph 4 regarding termination due to resignation or retirement shall be triggered and the Transitional Compensation Agreement shall become null and void, and the Company shall be released from any liability or obligation to Mr. Carter there under.

16.       Employee acknowledges and agrees that to the extent that he was the recipient of confidential and proprietary business information, he shall not use or disclose such information except as may be permitted by the Company or by law.

17.       By entry into this Agreement, Employee represents that he has carefully read the above and that he executes it freely and voluntarily, fully understanding that he is accepting the provisions of this agreement in its entirety and without reservations.

18.       This Agreement and all issues arising from and relating in any way to the Company's relationship with the Employee shall be governed by the laws of the State of Illinois.

19.       This Agreement sets forth the complete Agreement between the parties. No other covenants or representations have been made or relied upon by the parties.

20.       This Agreement may not be modified except by a written Agreement, executed by each party hereto.

IN WITNESS WHEREOF, this Agreement has been executed on the dates indicated below and shall become effective on the date the last signature is affixed hereto.

EMPLOYEE:	WOODWARD GOVERNOR COMPANY:

/s/ Stephen P. Carter	/s/ John A. Halbrook
Stephen P. Carter	John A. Halbrook, Chairman and CEO

11/23/04	11/23/04
DATE	DATE